Exhibit 99.2

Vidaroo concludes debt negotiations, announces release of quarterly financial results and issues open letter to its Shareholders

Winter Garden, Florida, May 22, 2012 – Vidaroo Corporation (OTCQB: VIDA) (PINKSHEETS: VIDA) (http://vidaroo.com) today announced it has converted a substantial portion of its outstanding debt into equity at the same time as announcing financial results for the three and nine months ended March 31, 2012, as well as issuing an open letter to its shareholders.

Vidaroo has completed the conversion of $1.587 of its $1.889 million in outstanding indebtedness and accrued interest into an equity stake in Vidaroo.  The transaction included issuing 33,778,172 shares of preferred stock callable by Vidaroo at $0.10 and 11,769,319 warrants to purchase Vidaroo’s common stock for $0.10.  Inclusion of the call feature allows Vidaroo to provide its creditors with a pathway to repayment while limiting the impact of dilution on the Company, while providing the warrants allows this creditor group to share in the future success of Vidaroo.  Of the remaining debt balance left outstanding, Vidaroo has agreed to repayment terms on $261,098 over a 2.5 year period starting April 1, 2013.   “These transactions have solidified Vidaroo’s financial position and liquidity, allowing us to potentially raise capital for growth purposes at a reasonable level,” states Tom Moreland, CFO.

The three months ended March 31, 2012 demonstrated strong performance with revenue growing by over $172,000 or 61% compared to the same quarter in the prior year.  However, the real story is in the growth of our online video platform (“OVP”).  Year over year growth in recurring revenue for the three months ended March 31 grew 77% to $117,000 and 104% to $355,000 in the nine months ended March 31, 2102.  While strength in the production business has allowed the Company to continue to generate positive cash flow from operations, it is the growth in Software licensing business that has potential for scalable critical mass.  Mark Argenti, Chairman and CEO stated, “The strength of our product offering combined with the fundamentals supporting this business model is why management believes in the future value of Vidaroo as a growth-oriented enterprise.”

In order to expand on his message to Vidaroo’s shareholders written on September 28, 2011, Mark Argenti, Chairman and CEO has issued an new letter dated May 22, 2012 that can be found at http://blog.vidaroo.com/post/23494778303/open-letter-to-shareholders.

About Vidaroo Corporation

Vidaroo Corporation is a video technology company that provides a cutting edge Online Video Platform, and state of the art Video Production. Vidaroo's Online Video Platform, and Video Production has earned the trust of a growing list of current and former clients including advertising agencies, iconic artists, media companies, organizations, businesses, and national brands such as Microsoft, Coca-Cola Company, Tribune News Company, Toyota, Emmis Communications, Clear Channel, Black Eyed Peas, Justin Timberlake and more. Vidaroo's Online Video Publishing Technology enables firms to easily create, deliver and monetize video and advertising delivery including integrations with social media outlets such as Facebook and Twitter.

To learn more about the Company please visit http://vidaroo.com

Some of the above statements may be 'forward-looking' statements as defined by section 27A(c)(1)(A)(i) of the Securities Act of 1933.

See Vidaroo.com for a full safe harbor disclosure statement.

Contact:

Vidaroo Corporation

Tom Moreland

tom.moreland@vidaroo.com